Exhibit 99.1
RELATED PARTY GUIDELINES
WITH RESPECT TO
ROBERT H. BENMOSCHE’S INTERESTS IN METLIFE, INC.
(Adopted August 16, 2009)
          The American International Group, Inc. (AIG) Board of Directors, including through the Chairman and Chief Executive Officer Search Committee and the Nominating and Corporate Governance Committee (collectively, the Board), has considered the potential conflicts of interest that might arise from the ownership of equity interests by Robert H. Benmosche, AIG President and Chief Executive Officer, in MetLife, Inc. (MetLife), consisting of approximately 500,000 shares of MetLife common stock and 2.1 million options on MetLife common stock at varying exercise prices and the continuing retirement payments that he receives from MetLife.
          The Board has reviewed the nature of Mr. Benmosche’s interests and concluded, in accordance with the AIG Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, that Mr. Benmosche will be able to perform his duties as Chief Executive Officer of AIG objectively and effectively and that any potential conflict can be addressed by the implementation of the guidelines set forth below, which the Board has approved and which will ensure that Mr. Benmosche will not be inappropriately involved in any transaction with MetLife and which will address his role in any significant business decision involving MetLife.
          In considering the potential conflict issues and the procedures necessary to address them, the Board received the advice and assistance of its counsel, Simpson Thacher & Bartlett LLP (Simpson). Such counsel advised that the Board should follow a process that included reviewing complete information concerning Mr. Benmosche’s financial relationship with MetLife and considering all aspects of his relationship to MetLife, including the likelihood of decisions as CEO affecting the value and financial viability of MetLife and the relationship of his compensation and incentives at AIG to the value of his MetLife interests. Such counsel advised that the Board should determine, in accordance with the AIG Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, that Mr. Benmosche’s financial relationship with MetLife will not make it difficult for him to perform his duties objectively and effectively. Such counsel also advised that the Board should determine that Mr. Benmosche does not have confidentiality or other obligations to MetLife that would be violated by his service as AIG’s CEO or impair his ability to function effectively. The process followed by the Board in reaching its decision reflects consideration of and is consistent with that advice. Simpson and AIG’s counsel, Sullivan & Cromwell LLP, also advised as to the steps the Board should take to ensure that Mr. Benmosche is not inappropriately involved in any transaction between AIG and MetLife or any significant business decision involving MetLife. The guidelines set forth below reflect consideration of and are consistent with the advice of such counsel.
          The Board, assisted by the professional search firm the Board employed to identify CEO candidates, took the following steps in reaching its conclusion. It reviewed Mr. Benmosche’s financial relationship with MetLife and considered all aspects of his relationship to MetLife, including the likelihood that decisions by the AIG CEO could affect the value and financial viability of MetLife and the relationship of Mr. Benmosche’s compensation and incentives at AIG to the value of his MetLife interests.
          The Board also was advised that Mr. Benmosche does not have confidentiality or other obligations to MetLife that would be violated by his service as AIG’s CEO or impair his ability to function effectively.
          The Board recognizes that it is highly beneficial for any AIG CEO to have experience in the insurance and/or financial services industries. Many candidates for CEO who have such experience will have worked for an AIG competitor and it would not be unusual for any such candidate to have significant equity holdings in (and retirement payments due from) an AIG competitor. Therefore, AIG would likely face a similar issue concerning potential conflicts with many qualified candidates and the guidelines put in place by the Board would be necessary for many candidates.
          The Board determined after discussions with Mr. Benmosche that it would not be possible for AIG to replace the economic value of Mr. Benmosche’s MetLife interests with cash or interests in AIG because under the Troubled Assets Relief Program (TARP) compensation regulations, certain “make whole” payments of that type are not permitted and because the dollar value of what AIG would have to provide to Mr. Benmosche would not be in the best interests of AIG’s stakeholders and would be too great in light of the U.S. taxpayers’ assistance to AIG. Given current market conditions, Mr. Benmosche also would likely be unable to sell or to realize appropriate value for certain of his interests, which include out-of-the-money options.
          The executive search firm with whom the Board worked to identify candidates did extensive research on Mr. Benmosche’s background and business history. The Board interviewed Mr. Benmosche at length and conducted additional due diligence on his business history. Based on that work, the Board concluded that Mr. Benmosche has a long-demonstrated record of success and would not accept the AIG CEO position unless he was committed to acting in the best interests of AIG at all times. The Board also concluded that Mr. Benmosche will have a strong reputational reason for making decisions in the best interests of AIG, in that his success or failure at AIG will be a matter of great public interest.
          Further, the compensation structure for Mr. Benmosche that has been proposed to the Special Master for TARP Compensation provides Mr. Benmosche a strong financial incentive to act in AIG’s best interests. If such compensation is approved, Mr. Benmosche will receive annually $3 million in cash, $4 million in AIG common stock as annual compensation and a long-term compensation package including up to $3.5 million in AIG common stock, which long-term compensation award will be based on performance and in the discretion of the Board’s Compensation and Management Resources Committee. Thus, a majority of Mr. Benmosche’s compensation will be in the form of equity in AIG, with a significant part of that equity component payable only at the discretion of the Compensation and Management Resources Committee of the AIG Board. Those financial interests and the amount of value Mr. Benmosche will have at risk based on the Board’s view of his performance are strong incentives that align his interests with those of AIG. If Mr. Benmosche were to act in a manner other than in AIG’s best interests, his financial interests would suffer, he could be fired and he might not receive any of that discretionary payment.

          After considering Mr. Benmosche’s relationship with MetLife, as described above, the Board concluded that Mr. Benmosche’s actions as AIG’s CEO will have a more direct effect on AIG than on any of its individual competitors. Given the limited ability of the AIG CEO to directly affect the stock in any individual competitor, including MetLife, in any realistic scenario Mr. Benmosche’s financial incentives will be aligned with those of AIG’s stakeholders.
          The Board has also determined that the guidelines adopted herein will ensure that Mr. Benmosche plays no inappropriate role in any AIG transaction or significant business decision involving MetLife. The Board has charged the other members of senior management with the responsibility to report directly to the Board any transaction or significant business decision that could present a potential real or apparent conflict of interest so that the Board can determine if that transaction or business decision should be subject to these guidelines.
          Based on all of the foregoing, as discussed more fully at the Board meetings (including Committee meetings), the Board has concluded that Mr. Benmosche can execute his duties as AIG CEO objectively and effectively, and that the guidelines adopted are necessary and sufficient to address any potential conflict of interest arising from Mr. Benmosche’s financial relationship with MetLife.
RELATED PARTY TRANSACTION GUIDELINES
1.	Mr. Benmosche will not participate directly or indirectly in the negotiation or consideration of any transaction between AIG and MetLife or their respective subsidiaries, either in his capacity as Chief Executive Officer or as a director (except to the limited extent that may be provided in paragraph 6 below).

2.	The Board will form a Special Committee of at least three independent directors which shall be responsible for overseeing any such transaction and reviewing it in detail. The Special Committee shall have direct access to, and complete and open communication with, any management employee for purposes of evaluating the transaction and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. The Special Committee shall approve the retention of any legal, accounting and other advisors to AIG in connection with any such transaction, and shall also have the right to retain its own legal and other advisors if it determines the same is appropriate. The Special Committee will advise the full Board of its recommendation with respect to any such transaction.

3.	For purposes of any such transaction:
•	The Special Committee shall appoint an executive officer or senior management employee as Chief Transaction Officer (CTO) who shall, under the direction and supervision of the Special Committee, be responsible for the negotiation and consideration of the transaction and for the formulation of a recommendation to the Special Committee.

•	All AIG employees and external advisors to AIG who are involved in the transaction will act under the direction of the CTO, provided that any such persons shall report directly to the Special Committee at its request.

•	The CTO shall report directly to the Special Committee and not to Mr. Benmosche.
4.	In addition to the approval by the Special Committee, the Nominating and Corporate Governance Committee must approve any such transaction based on the criteria set forth in AIG’s Related Party Transaction Guidelines. The Nominating and Corporate Governance Committee shall be entitled to hire independent legal and other advisors to assist it in its review of any such transaction as provided in its charter.

5.	The Special Committee shall direct the CTO, and take such other actions as it deems appropriate, to implement appropriate information barriers to prevent the disclosure to Mr. Benmosche of material information regarding the terms and conditions of the transaction or the status thereof, subject to paragraph 6 below.

6.	Mr. Benmosche shall not participate in any Board vote on the transaction. The Board must conduct its deliberations on the transaction and vote to approve or reject the transaction without Mr. Benmosche present. If the Board and the Special Committee deem it appropriate, the Board may permit Mr. Benmosche to receive the same Board materials as other directors and to discuss his views regarding the transaction at a Board meeting as long as he shall not be present for the deliberations or vote as provided in the preceding sentence.

7.	The Board will ensure that in approving any such transaction it has received advice of other members of management and outside advisors sufficient to support its decision to approve or not approve the proposed transaction, which may in appropriate circumstances include a fairness opinion of an independent financial advisor.

8	The compensation of the CTO will be subject to the review and approval of the Compensation and Management Resources Committee, which shall solicit the input of the Special Committee into any annual or other performance evaluation of the CTO.

9.	Consistent with AIG’s codes of conduct, executive officers and management employees shall be instructed that they are authorized and obligated to report directly to the Board any material business decision, transaction or relationship involving or affecting MetLife or any of its subsidiaries that could reasonably be expected to give rise to an actual or potential conflict of interest on the part of Mr. Benmosche. Upon receipt of any such report, the Board shall determine whether such decision, transaction or relationship shall be subject to review and approval in accordance with the foregoing procedures.

10.	Mr. Benmosche will inform the Board promptly of any material changes in the nature or scope of his interests in or relationships with MetLife.

11.	Delaware counsel, counsel for AIG and counsel for the Board should provide advice that the process followed satisfies the Board’s fiduciary responsibilities under Delaware law.